Exhibit 99.7

AMENDMENT

TO THE

FOREST LABORATORIES, INC. 2007 EQUITY INCENTIVE

PLAN (AS AMENDED AUGUST 15, 2013)

This Amendment to the Forest Laboratories, Inc. 2007 Equity Incentive Plan (as Amended August 15, 2013 (the “Plan”)) is adopted by the Board of Directors of Forest Laboratories, Inc. (the “Company”).

RECITALS

WHEREAS, the Company maintains the Plan;

WHEREAS, pursuant to Section 14 of the Plan, the Plan may be amended from time to time.

NOW THEREFORE, BE IT RESOLVED, that the Plan be amended as follows, effective immediately upon the closing of the Company’s merger with Actavis plc,

1. Section 4 of the Plan shall be amended and restated in its entirely as follows:

“Administration. The Plan shall be administered by a committee (the “Committee”) composed of no fewer than two (2) members of the Board of Directors of Actavis plc (the “Board”) each of whom meets the definition of “outside director” under the provisions of Section 162(m) of the Code and the definition of “non-employee director” under the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or rules and regulations promulgated thereunder. Except as otherwise provided herein, the Committee shall have plenary authority in its discretion, among other things, to determine to whom among the eligible persons Awards shall be granted, the number of shares of Stock covered by or associated with an Award, the terms of each Award, and whether any Option is intended to be an ISO or an NSO. The Committee shall have plenary authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind any rules and regulations relating to the Plan and to take such other action in connection with the Plan as it deems necessary or advisable. The interpretation, construction and administration by the Committee of any provisions of the Plan or of any Award granted hereunder shall be final and binding on recipients of Awards hereunder. Notwithstanding the foregoing and any other provision of this Plan, for any Award granted to individuals who meet the definition of “outside director” under the provisions of Section 162(m) of the Code and the definition of “non-employee director” under the provisions of the Exchange Act, the Board shall assume the duties and responsibilities of the Committee.”

2. Clause (i) of Section 11(c) of the Plan shall be amended and restated in its entirely as follows:

“(i) If Awards issued pursuant to the Plan continue to be outstanding following the effective date of a Change in Control, then in the event of a Qualified Termination of a Grantee’s employment with the Company or any of its subsidiaries during the three (3) year period following a Change in Control and prior to the full vesting of an Award granted under the Plan prior to the Change in Control, all outstanding unvested Awards granted to such Grantee prior to the Change in Control shall immediately become fully vested and exercisable to the extent permitted by law, notwithstanding any provisions of the Plan or of the applicable Award Agreement to the contrary. Solely for awards granted on or after July 1, 2014, or which become effective on or after July 1, 2014, the three (3) year period following a Change of Control referenced in the preceding sentence shall instead be two (2) years.”

3. Clause (iii)(A) of Section 11(c) of the Plan shall be amended and restated in its entirety as follows:

“(A) “Change in Control” shall mean:

(1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”)), (i) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of ordinary shares of the Company which, when added to the common stock beneficially owned by such Person, represents more than fifty percent (50%) of either (A) the total fair market value of the then outstanding stock of the Company (the “Outstanding Company Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), or (ii) during any 12-month period, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company representing fifty percent (50%) or more of the Outstanding Company Voting Securities; provided, however, that for purposes of this subsection (1), the following acquisitions of securities of the Company shall not constitute a Change of Control: (V) any acquisition directly from the Company, (W) any acquisition by the Company, (X) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (Y) any acquisition made by a Person who is eligible under the provisions of Rule 13d-1 under the Exchange Act as in effect on the date hereof to report such acquisition on Schedule 13G, or (Z) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of Section 11(c)(iii)(A)(3) below; or

(2) Individuals who, as of July 1, 2014, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such person whose initial assumption of office as a member of the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3) Consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all (defined as more than 50% of the total gross fair market value) of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination, (i) Persons who were the beneficial owners, respectively, of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries), (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing such Business Combination.”

4. Clause (iii)(C) of Section 11(c) of the Plan shall be amended and restated in its entirety as follows:

“(A) A “Qualified Substitute Award” shall mean an Award which has substantially the same value and is subject to terms and conditions, including vesting, no less favorable to the Grantee than the vesting and other terms and conditions for which such Award was substituted, and which Award provides for immediate vesting upon a Qualified Termination of the Grantee’s employment by the successor employer within the three (3) year period following the date of grant of such Qualified Substitute Award. Solely for awards granted on or after July 1, 2014, or which become effective on or after July 1, 2014, the three (3) year period following the date of grant of such Qualified Substitute Award referenced in the preceding sentence shall instead be two (2) years.”

5. This Amendment shall be and is hereby incorporated in and forms a part of the Plan.

6. Except as set forth herein, the Plan shall remain in full force and effect.

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